Exhibit 99.1

Oceaneering Reports Record Fourth Quarter and Annual Earnings

-- Annual EPS Increased for the Fifth Consecutive Year and 17% Over 2013
-- Achieves Record Annual Operating Income Margin
-- Resets 2015 EPS Guidance Range of $3.10 to $3.50

February 11, 2015 - Houston, Texas - Oceaneering International, Inc. (NYSE:OII) today reported record fourth quarter and annual earnings for the periods ended December 31, 2014.

For the fourth quarter of 2014, Oceaneering earned net income of $102.5 million, or $0.99 per share, on revenue of $918.9 million. During the corresponding period in 2013, net income was $93.4 million, or $0.86 per share, on revenue of $894.8 million. For the year 2014, Oceaneering reported net income of $428.3 million, or $4.00 per share, on revenue of $3.7 billion. For the year 2013, net income was $371.5 million, or $3.42 per share, on revenue of $3.3 billion.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31,		Sept. 30,	December 31,
	2014	2013	2014	2014	2013
Revenue	$918,927	$894,798	$973,089	$3,659,624	$3,287,019
Gross Margin	209,640	197,805	241,855	859,201	765,536
Income from Operations	152,239	136,753	181,918	628,330	545,116
Net Income	$102,471	$93,433	$124,338	$428,329	$371,500

Diluted Earnings Per Share	$0.99	$0.86	$1.16	$4.00	$3.42

Quarterly earnings increased year over year due to profit improvements by Remotely Operated Vehicles (ROV), Subsea Projects, and Advanced Technologies. Annual earnings increased on the strength of best ever performances by our ROV, Subsea Products, and Subsea Projects business segments.

M. Kevin McEvoy, President and Chief Executive Officer, stated, “Results for the fourth quarter and the year were exemplary as we achieved record EPS in each period. At $4.00 our EPS for 2014 was up 17% over 2013, and we realized the highest annual operating income margin in our history. These exceptional results are largely attributable to our global focus on deepwater and subsea completion activity and solid operational execution.

“We achieved record ROV operating income for the eleventh consecutive year on higher global demand to provide drill support and vessel-based services, an improvement in operating margin, and the expansion of our fleet. We increased our days on hire by nearly 6,700, to over 98,000 days for the year. Operating margin improved by more than 100 basis points to 30%, due largely to an increase in average revenue per day-on-hire and absence of any item similar to the $3.3 million charge incurred in 2013 to establish an allowance for doubtful accounts related to receivables from OGX Petróleo e Gás S.A. During 2014 we put 49 new ROVs into service and retired 17. At year end, we had 336 vehicles in our ROV fleet.

“Subsea Products annual operating income increased on higher demand for each of our major product lines, led by tooling. Products backlog at the end of 2014 was $690 million, down from an all-time high of $906 million at the end of 2013. This backlog decline was attributable to umbilicals.

“Subsea Projects annual operating income improved in 2014 on an increase in deepwater vessel service activity and the commencement of diving services offshore Angola.

“In 2014 we more than doubled our committed bank facilities to $800 million, consisting of a $500 million revolver and a $300 million three-year delayed-draw term loan, on which we have drawn $250 million. We also issued in November $500 million of ten-year senior notes through a public offering to add a layer of long-term debt to our balance sheet and achieve a more efficient capital structure.

“Total capital allocation spending was approximately $1.1 billion in 2014. We invested $387 million in organic capital expenditures and $40 million on acquisitions. We also paid $110 million of cash dividends and spent $590 million on the repurchase of 8.9 million shares of our common stock - approximately 8% of our shares outstanding at the end of 2013. Shares repurchased during the fourth quarter totaled 5.4 million at a cost of $354 million. We completed our 2010 stock repurchase program in mid-December, and our Board of Directors authorized a new 10 million share repurchase program. The cash dividends, share repurchases, and our new share repurchase program underscore our willingness to return cash to our shareholders and confidence in Oceaneering’s financial strength and future business prospects.

“Heading into 2015 we are faced with a slowdown in deepwater activity attributable to the significant decline in the price of Brent crude oil since our last quarterly earnings release, and the growing prospect that this depressed oil price environment could be prolonged. This has led to announcements by our customers of reductions to their 2015 exploration and development expenditures, which have adversely impacted our earnings prospects. While work on most deepwater projects already approved and underway is likely to continue, the urgency to start new projects is in question until the commodity price environment stabilizes and improves.

“Compared to 2014, our revised 2015 forecast assumptions are that demand and pricing for many of the services and products we offer will be down. Consequently, we are projecting that all of our oilfield business segments will have lower operating income in 2015 than in 2014. We are resetting our 2015 EPS guidance to a range of $3.10 to $3.50 on an estimated number of 100.3 million diluted common shares outstanding. Our EPS range includes the impact of right-sizing and cost reduction initiatives we have underway. And, we will take further measures if demand falls short of our expected levels. For the first quarter of 2015, we are estimating EPS of $0.58 to $0.62.

“In spite of this revised outlook, we are confident that our liquidity and projected cash flow provide us with ample resources to continue investing in Oceaneering’s future as opportunities arise and returning capital to our shareholders. At year end we had $431 million in cash and anticipate generating at least $725 million of EBITDA in 2015. For 2015 we are planning to reduce our organic capital expenditures to between $200 million and $250 million. And, as previously announced, we have an agreement to acquire C & C Technologies, Inc. (C&C) for approximately $230 million, which we expect to complete in April. C&C is a global provider of survey services, principally to the oil and gas industry in deepwater. We expect C&C to be accretive to our 2015 earnings and plan to include its results in our Subsea Projects segment.

“We remain convinced that our strategy to focus on providing services and products that facilitate deepwater exploration and production remains sound. Deepwater is expected to continue to play a critical role in global oil supply growth despite its large capital commitments, technical challenges, and the current commodity price environment. Therefore, we anticipate demand for our deepwater services and products will rebound and rise over time, and believe our long-term business prospects remain promising. We are well positioned to supply a wide range of the services and products required to safely support the deepwater efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: statements about backlog, to the extent it may be an indicator of future revenue or profitability; expression of confidence in its financial strength and future business prospects; prospect of a prolonged depressed oil price environment; belief that work on deepwater projects already approved and underway is likely to continue; revised 2015 forecast assumptions regarding its services and products; intent to take further right-sizing and cost reduction measures if demand falls short of its expected levels; forecasted 2015 operating income for all its oilfield business segments; 2015 EPS range; estimated number of diluted common shares outstanding; first quarter 2015 EPS range; belief that its liquidity and projected cash flow provide ample resources to invest in the company’s future and return capital to its shareholders; plan regarding organic capital expenditures; anticipated minimum 2015 EBITDA; expected C&C acquisition cost and completion time period; expected C&C impact on 2015 earnings and plan to include its results in its Subsea Projects segment; belief that its strategic focus remains sound; expectation of deepwater’s continued role in global oil supply growth; anticipated rebound and rise over time of demand for its deepwater services and products; belief its long-term business prospects remain promising; and characterization of its position relative to the deepwater efforts of its customers. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these risk factors, please see Oceaneering’s latest annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

We define EBITDA as net income plus provision for income taxes, interest expense, net, and, depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of our EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedule.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations,
Oceaneering International, Inc, 713-329-4670, E‑Mail investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Thursday, February 12, 2015 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

- Tables follow on next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

				Dec 31, 2014	Dec 31, 2013
				(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $430,714 and $91,430)				$1,713,550	$1,433,275
Net Property and Equipment				1,305,822	1,189,099
Other Assets				492,329	506,126
TOTAL ASSETS				$3,511,701	$3,128,500

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities				$679,137	$727,088
Long-term Debt				750,000	—
Other Long-term Liabilities				424,944	357,972
Shareholders' Equity				1,657,620	2,043,440
	TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY			$3,511,701	$3,128,500

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
	Dec 31, 2014	Dec 31, 2013	Sep 30, 2014	Dec 31, 2014	Dec 31, 2013
	(in thousands, except per share amounts)

Revenue	$918,927	$894,798	$973,089	$3,659,624	$3,287,019
Cost of services and products	709,287	696,993	731,234	2,800,423	2,521,483
Gross Margin	209,640	197,805	241,855	859,201	765,536
Selling, general and administrative expense	57,401	61,052	59,937	230,871	220,420
Income from Operations	152,239	136,753	181,918	628,330	545,116
Interest income	43	82	130	293	554
Interest expense	(3,222)	(27)	(677)	(4,708)	(2,194)
Equity earnings of unconsolidated affiliates, net	(32)	24	9	(51)	133
Other income (expense), net	128	(433)	(392)	(387)	(1,273)
Income before income taxes	149,156	136,399	180,988	623,477	542,336
Provision for income taxes	46,685	42,966	56,650	195,148	170,836
Net Income	$102,471	$93,433	$124,338	$428,329	$371,500

Weighted Average Number of Diluted Common Shares	103,851	108,840	107,407	107,091	108,731
Diluted Earnings per Share	$0.99	$0.86	$1.16	$4.00	$3.42

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION
		For the Three Months Ended			For the Year Ended
		Dec 31, 2014	Dec 31, 2013	Sep 30, 2014	Dec 31, 2014	Dec 31, 2013
		($ in thousands)

Remotely Operated Vehicles	Revenue	$259,544	$254,958	$285,385	$1,069,022	$981,728
Gross Margin		$89,080	$86,504	$98,511	$361,466	$328,031
Operating income		$79,635	$72,209	$88,350	$320,550	$281,973
Operating margin		31%	28%	31%	30%	29%
Days available		30,869	27,535	30,103	117,882	108,201
Days utilized		24,676	23,868	25,247	98,302	91,618
Utilization		80%	87%	84%	83%	85%

Subsea Products	Revenue	$314,739	$292,100	$336,745	$1,238,746	$1,027,792
Gross Margin		$84,667	$85,576	$105,406	$364,760	$311,206
Operating income		$63,796	$64,474	$83,430	$281,239	$231,050
Operating margin		20%	22%	25%	23%	22%
Backlog		$690,000	$906,000	$768,000	$690,000	$906,000

Subsea Projects	Revenue	$162,623	$159,658	$151,560	$588,572	$509,440
Gross Margin		$38,138	$31,854	$31,749	$124,418	$108,758
Operating income		$34,113	$27,555	$27,339	$107,852	$93,865
Operating margin		21%	17%	18%	18%	18%

Asset Integrity	Revenue	$111,115	$123,673	$134,734	$500,237	$481,919
Gross Margin		$14,476	$17,194	$27,687	$87,236	$81,856
Operating income		$5,886	$9,892	$19,583	$55,469	$55,243
Operating margin		5%	8%	15%	11%	11%

Advanced Technologies	Revenue	$70,906	$64,409	$64,665	$263,047	$286,140
Gross Margin		$11,647	$5,153	$7,439	$32,410	$44,576
Operating income		$7,214	$(287)	$2,863	$13,230	$24,954
Operating margin		10%	—%	4%	5%	9%

Unallocated Expenses	Gross Margin	$(28,368)	$(28,476)	$(28,937)	$(111,089)	$(108,891)
Operating income		$(38,405)	$(37,090)	$(39,647)	$(150,010)	$(141,969)

TOTAL	Revenue	$918,927	$894,798	$973,089	$3,659,624	$3,287,019
Gross Margin		$209,640	$197,805	$241,855	$859,201	$765,536
Operating income		$152,239	$136,753	$181,918	$628,330	$545,116
Operating margin		17%	15%	19%	17%	17%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$85,395	$113,156	$79,788	$426,671	$393,590
Depreciation and Amortization		$60,750	$51,255	$59,621	$229,779	$202,228

The above should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended			For the Year Ended
	Dec 31, 2014	Dec 31, 2013	Sep 30, 2014	Dec 31, 2014	Dec 31, 2013
	(in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Net Income	$102,471	$93,433	$124,338	$428,329	$371,500
Depreciation and Amortization	60,750	51,255	59,621	229,779	202,228
Subtotal	163,221	144,688	183,959	658,108	573,728
Interest Income/Expense, Net	3,179	(55)	547	4,415	1,640
Provision for Income Taxes	46,685	42,966	56,650	195,148	170,836
EBITDA	$213,085	$187,599	$241,156	$857,671	$746,204

	2015 Estimates
	Minimum	Maximum
	(in thousands)
Net Income	$310,000	$350,000
Depreciation and Amortization	250,000	265,000
Subtotal	560,000	615,000
Interest Income/Expense, Net	25,000	25,000
Provision for Income Taxes	140,000	160,000
EBITDA	$725,000	$800,000